Exhibit 5.1
McGuireWoods LLP 201 North Tryon Street Charlotte, NC 28202 Phone: 704.343.2000 Fax: 704.343.2300 www.mcguirewoods.com

July 1, 2011

Park Sterling Corporation
1043 Morehead Street, Suite 201
Charlotte, North Carolina 28204

Ladies and Gentlemen:

We have acted as counsel to Park Sterling Corporation, a North Carolina corporation (the “Company”), in connection with the Registration Statement on Form S-4 (as amended, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 4,024,550 shares of the Company’s common stock, $1.00 par value per share (the “Shares”), that may be issued by the Company in connection with the merger of Community Capital Corporation, a South Carolina corporation (“Community Capital”), with and into the Company, as contemplated by the Agreement and Plan of Merger, dated as of March 30, 2011 (the “Merger Agreement”), by and between the Company and Community Capital (the “Merger”).

In rendering this opinion, we have reviewed resolutions of the Board of Directors of the Company approving the Merger and the issuance of the Shares and originals, or copies of originals certified or otherwise identified to our satisfaction, of such other documents, records, instruments and certificates as we have deemed appropriate in connection with the opinion set forth below.  In rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and correct, (iv) all documents submitted to us as copies are true and complete copies of originals thereof, and (v) each natural person signing any document reviewed by us had the legal capacity to do so.  As to factual matters material to this opinion letter, we have relied upon certificates or comparable documents of public officials and officers and representatives of the Company.

Based upon the foregoing, and subject to the limitations, assumptions and qualifications set forth in this opinion letter, we are of the opinion that the Shares have been duly authorized by all necessary corporate action on the part of the Company and that, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, the Shares will validly issued, fully paid and non-assessable.

This opinion is limited to the federal laws of the United States and the laws of the State of North Carolina and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent (1) to be named in the Registration Statement and in the prospectus contained therein under the heading “Legal Matters” as attorneys who passed upon the validity of the Shares and (2) to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving the foregoing consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours, /s/ McGuireWoods LLP